Exhibit 3.184

CERTIFICATE OF INCORPORATION

OF

LEACH TECHNOLOGY GROUP, INC.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

FIRST:    The name of this corporation is LEACH TECHNOLOGY GROUP, INC.

SECOND:    Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:    The amount of the total authorized capital stock of the corporation is 10,000, all of which are of a par value of .01 dollars each and classified as Common stock.

FIFTH:    No holder of any of the shares of the corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the corporation may issue or sell, whether or not such shares are exchangeable for any shares of the corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Certificate of Incorporation of the corporation as originally filed, or by any amendment thereof, or out of shares of the corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the corporation, as such holder, have any right to purchase or subscribe for any obligations which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the corporation any shares of any class or classes.

SIXTH:    The name and mailing address of the incorporator are as follows.

NAME	MAILING ADDRESS
Theresa Festa	350 Fifth Avenue, Suite 6017 New York, NY 10118-6099

SEVENTH:    The duration of the corporation shall be perpetual.

EIGHTH:    When a compromise or arrangement is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation pursuant to the provisions of Section 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for the corporation pursuant to provisions of Section 279 of Title 8 of the Delaware Code may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.

NINTH:    The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

TENTH:    The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Dated on this 31st day of January, 2001

/s/ Theresa Festa
Theresa Festa, Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

Leach Technology Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

Resolved, that the registered office of Leach Technology Group, Inc. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, Leach Technology Group, Inc., has caused this statement to be signed by Robert D. George, its Vice President, Secretary and Treasurer, this 16th day of February, 2005.

/s/ Robert D. George
Robert D. George
Vice President, Secretary and Treasurer